EXHIBIT 99.2

July 28, 2017

Fellow Shareholders,

Wealth Management Leadership

A recent column in The Economist observed that, “If there is one aspect of the current era sure to obsess the financial historians of tomorrow, it is the unprecedentedly low level of interest rates.” This is precisely why growing fee-based income, as a means of counter-balancing the low interest rate environment, has been an ongoing strategic initiative for your company.

With 50% of non-interest income produced from the combined areas of Wealth Management, our success in the Wealth Management Division continues to be a major contributor to our profitability. Part of our strategic vision has been to develop an executive leadership role to focus on unifying and integrating our Wealth units so that they can grow their capacity. I am pleased to announce that Mark J. Wenick accepted the newly-created position of Chief Wealth Management Officer (CWMO) and joined the Farmers team on June 1, 2017.

In this role, Mark leads the operations for Farmers Trust Company, Farmers National Investments, Farmers National Insurance, Farmers Private Client Services and National Associates, Inc. As CWMO, Mark will serve on the Farmers Senior Management Team and the Bank Board of Directors.

Mark brings more than thirty-five years of financial expertise to this new position — an attribute that will serve him well as he oversees our growing wealth management operations. Wealth Management has been a differentiator for Farmers, setting us apart from other community banks of our size. Given the depth of his background in wealth management, Mark is an excellent fit to lead the efforts of our five wealth management divisions, and he possesses both a vision for growing these divisions as well as a commitment to serving the community.

Mark’s background includes roles as Regional President of Chemical Bank and Talmer Bank and Trust, Financial Advisor at First National Trust Company, Executive Vice President of Wealth Management at First Place Bank and Executive Vice President at BB&T. Mark is a graduate of Columbia University with a degree in history and political science, and a graduate of the Duquesne University School of Law where he earned his Juris Doctorate.

In addition to Mark’s appointment, there have been two other noteworthy promotions. David Dastoli, CFA, CFP®, is now the President of the Farmers Trust Company. Dave leads the Trust Company’s operations, services and management of over $1 billion in trust assets for clients throughout a nine-county footprint in Northeast Ohio and Western Pennsylvania. Dave joined the staff of Farmers Trust Company in March 2012 as a Senior Portfolio Manager. Since then, he has been promoted to Chief Investment Officer in April 2014, and most recently to Interim President in April 2017.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

With Dave Dastoli’s promotion to President, John Stewart has assumed the role of Chief Investment Officer of Farmers Trust Company. John joined the Trust Company in August 2013 and served as the Trust Investment Officer until this well-deserved promotion.

Holding Company Board of Directors

At the end of the first quarter, Farmers experienced a change in Board leadership as a devoted member retired and a highly respected new member was elected. Valley businessman Edward W. Muransky brings a wealth of personal and professional experiences to the new Farmers Banc Board position that he assumed on April 20, 2017.

Ed serves as Chairman of the Board of The Muransky Companies, a multifaceted business management company, Chairman and Chief Executive Officer of Southwoods Health, and Chairman and Chief Executive Officer of Chestnut Land Company, the largest franchisee of Auntie Anne’s Soft Pretzels with operating locations throughout the United States. The newest addition under the direction of The Muransky Companies umbrella is Rise Pies Handcrafted Pizza, which currently has locations in eight states. The Lake Club in Poland, Ohio rounds out the Muransky Companies portfolio.

A football and academic All-American at the University of Michigan, Ed went on to play with the Oakland Raiders in the National Football League before pursuing his business interest full-time. A highlight of Ed’s football career was being a member of the Super Bowl XVIII Championship team.

Ed replaced Howard J. Wenger, whose term as a director expired at Farmers’ annual shareholder meeting on April 20, 2017. Howard has eighteen combined years of director service, serving as a director of Farmers since July 2015 and as a member of the Board of Directors of National Bancshares Corporation prior to its merger with Farmers. Howard has been the President of Wenger Excavating, Inc. since 1966, Lake Region Oil, Inc. since 1979 and Northstar Asphalt, Inc., Massillon Materials, Inc. since 1985, excavating and building materials companies located in Dalton, Ohio. Howard will continue to serve as a member of the Farmers National Bank West Region Advisory Committee.

Loan Growth

Lastly, I want to take the opportunity to update you on our continued strong loan growth. We are pleased with our ability to maintain robust levels of growth in our loan portfolio during the first six months of 2017, while continuing to adhere to conservative credit principles.

Year over year Farmers grew all loans by 10.8%, while early-stage delinquency metrics continue to improve. Past-due loans as a percentage of total loans, and non-performing loans as a percentage of past due loans remained at historically low levels. The Bank’s “total past due percentage” dropped to 0.89% on 6/30/17, down from 1.01% at the end of the first quarter, and down from 1.47% on 12/31/16.

Mortgage banking activities continue to grow in 2017, with income from loans sold YTD in 2017 totaling $1,498,104, compared to $942,165 in the first six month of 2016 - an impressive increase of 59%.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Over the past two years we have achieved significant organic growth in a variety of loan types, including our innovative Small Business Express program, which allows commercial borrowers to receive a decision and close the same day as application. We are optimistic about overall loan demand for the second half of 2017, as our loan pipelines remain elevated.

The great momentum continues at Farmers as we bolster our management and community leadership to assure sustainable strong performances. The continued growth in our loan portfolio, and strong numbers in other areas such as fee generation, reflect our commitment to our community banking values as we meet the financing and banking needs of customers throughout our market areas.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com